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                                                                   EXHIBIT 10.15



                        NATIONWIDE INSURANCE ENTERPRISE
                    INDIVIDUAL DEFERRED COMPENSATION PROGRAM
                              GENERAL DESCRIPTION*


INTRODUCTION
------------

Nationwide Mutual and certain of its subsidiaries and affiliates, including Nationwide Life Insurance Company, maintain the Individual Deferred Compensation Program. The following is a general description of the Individual Deferred Compensation Program.

ELIGIBILITY
-----------

Eligibility is limited to officers of the participating companies.

GENERAL PROVISIONS
------------------

 . Each officer may elect, before the beginning of each calendar year, to defer payment of a portion of his or her salary or incentive compensation earned during that year.

 . Amounts deferred are credited with interest at a rate equal to that paid under the Nationwide Insurance Enterprise Savings Plan (the "Savings Plan") fixed rate investment option.

 . Participants are also credited with amounts equal to any employer matching contributions that would have been made under the Savings Plan and Nationwide Insurance Enterprise Supplemental Defined Contribution Plan, and any benefits that would have accrued under the Nationwide Insurance Enterprise Retirement Plan, the Nationwide Insurance Enterprise Supplement Retirement Plan, or the Nationwide Insurance Enterprise Excess Benefit Plan, if the elected amounts had not been deferred.

 . Benefits are paid from the program in annual installments commencing in the January following a participant's termination of employment.

 . A copy of a sample agreement is attached as Exhibit A.

PLAN ADMINISTRATION
-------------------

The Individual Deferred Compensation Program is administered by the Nationwide Mutual Insurance Company, through its Human Resources Department.

* There is no formal written plan document other than this general description. The information presented herein is general in nature, and is provided as an overview of the Individual Deferred Compensation Program. Neither the
Individual Deferred Compensation Program nor this description constitute an employment contract between the participating companies and any individual. The participating companies each reserve the right to modify, terminate, or make exceptions to its participation in the Individual Deferred Compensation Program without prior notice to the participants.
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                                                                       EXHIBIT A
                                                                       ---------

                        DEFERRED COMPENSATION AGREEMENT
                        -------------------------------


This Agreement, made this ____ day of _________________, 19____, by and between _______________________________________________(hereinafter referred to as the
"Company"), and ___________________________ (hereinafter referred to as "Employee"):

                                  WITNESSETH:
                                  ----------

WHEREAS, Employee currently occupies a position of key significance with the Company, and the Company desires to encourage Employee to remain with the Company and to continue Employee's contributions to the Company's growth;

NOW, THEREFORE, for and in consideration of the mutual covenants herein contained, the Company and Employee agree as follows:

1.  Employment; Salary; Amount to be Deferred.  Company hereby employs Employee,
    -----------------------------------------
    and Employee hereby accepts such employment and agrees to perform his or her duties to the best of his or her ability and in conformity with the directions of the Company's management and the Board of Directors. The Company shall annually determine the Employee's base salary. Employee does hereby elect to defer _______________________ Dollars ($_______________) of
    Employee's base salary to be paid as provided in Paragraph 2. Employee does hereby elect to defer either __________ Dollars ($__________), of his or her annual Management Incentive Plan (MIP) payment, but in no event more than the entire amount otherwise payable under that plan, or __________ percent (__________%) of such MIP payment, whichever is greater, to be paid as provided in Paragraph 2. The MIP shall include, for purposes of this Agreement, all elements of such plan which apply to Employee. The remainder of the base salary shall be paid currently on a biweekly basis or in such other periodic payments as the Company may hereafter adopt for its employees generally. The balance of the MIP payment, if any, shall be paid in a single payment in the year following the year in which it is earned.

2.  Payment of Amounts Deferred; Interest credits; and Designation of
    -----------------------------------------------------------------
    Beneficiary. A deferred compensation liability account shall be established by the Company to which the following amounts shall be credited or debited, as appropriate:

 A. An amount equal to the deferred compensation specified in Paragraph 1.

 B. In the event Employee has vested rights under the Company's employee retirement plans, including any qualified retirement plan and any non-qualified supplemental or excess retirement plans (other than the Nationwide Insurance Enterprise Savings Plan (the Savings Plan)) upon termination of employment, an amount equal to the present value of the additional amount of retirement benefits to which Employee would have obtained a vested right if the amount of compensation deferred under paragraph 1 had
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    been included in computing Employee's retirement benefits under the
    Company's retirement plans.

 C. Should the Employee become a participant in the Savings Plan, the amount which would have been contributed by the Company as a matching contribution based on the Employee's election had the Employee's contribution been based on his or her Covered Compensation (as defined in the Savings Plan), including the amount of compensation deferred under Paragraph 1.

 The amounts described in items B and C will be credited effective as of the end of the calendar year in which the deferral or the termination of employment occurs. The Company shall credit to such account interest on the amounts described, at the same rate of interest established for the Savings Plan-Guaranteed Fund for the period from the date on which they are credited to the account until the date on which payments commence.

 Employee will receive quarterly reports of the amount of compensation deferred under this program.

 Upon Employee's termination of employment with all members of the Enterprise, the total of the amounts described in A, B and C above, together with interest and any additional amounts credited to such account, will be paid to Employee in equal annual installments payable during the period (hereinafter called the "installment payment period") commencing with the first calendar year after his termination of employment and continuing for the number of years equal to the number of years in the term of this Agreement, each such installment to be payable on the last day of January of each year during the installment payment period. Each of such installments other than the final installment, shall be increased by a pro rata share of the interest which the Company estimates will be credited to the deferred compensation liability account during the installment payment period. The final installment shall be the entire remaining balance in such account, after the crediting of interest for the final year. During the installment payment period interest shall be credited to the account at the same interest rate as is credited to the Savings Plan-Guaranteed Fund. All payments made under this Agreement shall be debited to the deferred compensation liability account.

 It is distinctly understood and agreed that the Company's only obligation hereunder is to make the payments provided for under this Agreement when and as they become payable pursuant to the terms hereof, and that any amount credited to the deferred compensation liability account shall be solely for record-keeping purposes and shall not be considered to be held in trust for Employee.

 Installments due after Employee's death will be paid to the beneficiary designated by Employee or, if no such designation is in effect at the time of death, then to the estate or legal representative of Employee. A designation of beneficiary must be in writing, signed by Employee and filed with the Company. It may be changed by any subsequent written designation so signed and filed.
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 For purposes of this Agreement, Enterprise shall mean the Nationwide Mutual
 Insurance Company, the Nationwide Mutual Fire Insurance Company, Employers Insurance of Wausau A Mutual Company, the Farmland Mutual Insurance Company, their subsidiaries and affiliates.

3.  Payments may not be assigned or attached.  No payment hereunder may be
    ----------------------------------------
    assigned by Employee, a beneficiary, or estate, and, to the extent permitted by law, no sum payable under the Agreement shall be subject to legal process or attachment for payment of any claim against any payee hereunder.

4.  No obligation to continue employment.  It is distinctly understood and
    ------------------------------------
    agreed that nothing contained in this Agreement shall in any way obligate the Company to retain Employee in its employment for any period of time, nor in any way affect the Company's right to change at any time Employee's future rate of salary, the method or conditions for payment thereof, or any other aspect of his employment.

5.  Term.  The term of this Agreement shall commence on
    ----
    __________________________________, ______, and terminate on the date of termination of Employee's employment with the Company.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.



              __________________________________
              EMPLOYEE



              COMPANY


              By________________________________
                  Vice President